CERTIFICATE OF DESIGNATION OF RIGHTS
                      AND PREFERENCES OF PREFERRED STOCK
               DESIGNATED "Series C CONVERTIBLE PREFERRED STOCK"
                                      OF
                               SEATON GROUP, INC
                            A DELAWARE CORPORATION

                        (Pursuant to Section 151 of the
                     General Corporation Law of Delaware)

         ANGUS M. HAY, the undersigned President of Seaton Group, Inc. hereby certifies that:

         (i) He is the duly elected and acting President of SEATON GROUP, INC., a Delaware corporation (the "Company").

         (ii) Pursuant to authority given by the Company's Certificate of Incorporation, the Board of Directors of this Company has duly adopted the following recitals and resolutions:

                  "WHEREAS, the Certificate of Incorporation of the Company provide for a class of shares known as Preferred Stock, $.001 par value per share, issuable from time to time; and

                  WHEREAS, the Board of Directors of this Company is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued Preferred Stock, to fix the number of shares constituting any such class and to determine the designation thereof, or any of them; and

                  WHEREAS, this Company has not issued any shares of such Preferred Stock and the Board of Directors of the Company desires, pursuant to its authority as aforesaid to determine and fix the rights, preferences, privileges and restrictions relating to a class of said Preferred Stock to be designated "Series C $1.00 Convertible Preferred Stock" totalling up to 315,000 shares (the "Series C Preferred Stock").

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Preferred Stock as follows:

         1. Designation and Number of Shares. The Preferred Stock shall be designated "Series C Convertible Preferred Stock" of a stated value of $1.00 each, and the number of shares constituting the Preferred Stock shall be 315,000 shares.

         2. Dividend Rights. The Series C Preferred Stock shall have an annual dividend of eight percent (8%) which dividends are cumulative.

         3. Conversion Rights. Holders of the Series C Preferred Stock will have the right, at their option, to convert each share of Series C Preferred Stock into Common Stock of the Company, at $.15 per share of Common Stock, provided thirty (30) days prior notice is received by the Company. During the notice period, the Company has the right to pay off the amount being requested for conversion into Common Stock. No fractional share or scrip representing a fractional share will be issued upon conversion of the Series C Preferred Stock. In the event of any reclassification, merger, consolidation or change of shares of the Series C Preferred Stock and/or the Common Stock of the Company, the Company shall make adjustments to the conversion ratio which shall be nearly as equivalent to that stated above as may be practical.

         The conversion price will be subject to adjustment in certain events, including (i) the issuance of capital stock as a dividend or distribution on Common Stock, (ii) subdivisions, combinations, reverse stock splits and reclassification of the Common Stock, (iii) the fixing of a record date for the issuance to all holders of Common Stock of rights or warrants entitling them (for a period expiring within 45 days of such record date) to subscribe for Common Stock and (iv) the fixing of a record date for the distribution to all holders of Common Stock of evidence of indebtedness or assets (other than cash dividends) of the Company or subscription rights or warrants (other than those referred to above).

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

         Adjustment in the conversion price may be postponed until the cumulative effect of any adjustments amount to 15% or more of the conversion price.

         4. Voting Rights. Unless the vote or consent of the holders of a greater number of shares is required by law, the consent of the holders of at least a majority of all of the Series C Preferred Stock at the time outstanding shall be necessary to change, alter or revoke the rights and preferences conferred upon the Series C Preferred Stock by the Certificate of Incorporation or these resolutions or to adopt an amendment to the Certificate of Incorporation materially adversely affecting the rights of the holders of the Series C Preferred Stock. Except as provided above or by law, the holders of Series C Preferred Stock shall not be entitled to any voting rights with respect to their shares of Series C Preferred Stock.

         5. Liquidation Rights. In the event of the liquidation, dissolution or winding up of the Company, holders of the Series C Preferred Stock shall be entitled to receive, after due payment or provision for payment of the debts and other liabilities of the Company and subject to the liquidation preference of the Series A Preferred Stock and the liquidation preference of the Series B Preferred Stock, a liquidating distribution before any distribution may be made to holders of Common Stock of the Company. The holders of the Series C Preferred Stock outstanding shall be entitled to receive an amount equal to $.15 per share whether or not such liquidation, dissolution or winding up is voluntary or involuntary on the part of the Company.

         6. Miscellaneous. The Series C Preferred Stock has no preemptive rights. The Series C Preferred Stock and the Common Stock into which such Series C Preferred Stock is convertible, when issued will be legally issued, fully paid and nonassessable.

         FURTHER RESOLVED, that the President or any Vice President and the Secretary or any Assistant Secretary of this Company are each authorized to execute, verify and file a certificate of determination of rights and preferences in accordance with Delaware law and to take such further action, make such additions or changes to such certificate and establish any necessary or appropriate procedures and practices in order to effectuate the intent and purposes of the foregoing resolutions.

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

         (iii) The authorized number of shares of Series C Preferred Stock of the Company is 315,000, par value of $.01 each, none of which has been issued.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate on November 18, 1997.

                                         /s/ ANGUS M. HAY
                                         ------------------------------------
                                         ANGUS M. HAY, President


STATE OF FLORIDA           )
                           :ss
COUNTY OF DADE             )

         The foregoing instrument was acknowledged before me this 18th day of November, 1997 by ANGUS M. HAY, President of SEATON GROUP, INC., a Delaware corporation. He is personally known to me or has produced ________ as identification and did (did not) take an oath.


                                         -----------------------------------
                                         Notary Public
                                         My Commission Expires:


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